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                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549


                                   FORM 8-K


                                CURRENT REPORT





    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                       Date of Report:  March 23, 1994









                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY



A New York               Commission File               I.R.S. Employer
Corporation                No. 1-1105                  No. 13-4924710






32 Avenue of the Americas, New York, New York 1001 3-2412

              Telephone Number (212) 387-5400


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Form 8-K                        American Telephone and Telegraph Company
March 23, 1994


Item 5.  Other Events.

     In August, 1993, American Telephone and Telegraph Company ("AT&T") and McCaw Cellular Communications, Inc. ("McCaw") entered into a definitive agreement to merge McCaw and a subsidiary of AT&T, making McCaw a wholly owned subsidiary of AT&T (the "Merger"). The Merger is subject to a number of conditions, including the receipt of regulatory approvals, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act"), receipt of opinions that the Merger will be tax free and will be accounted for as a pooling of interests, and McCaw stockholder approval.

McCaw stockholders holding a majority of the voting power of the McCaw common stock, including members of the McCaw family and British
Telecommunications plc, have agreed to vote in favor of the Merger.

     HSR Act and Antitrust. AT&T and McCaw must observe the notification and waiting period requirements of the HSR Act before the Merger may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") of certain Notification and Report Forms by the parties to the Merger and certain other parties.

     Following the requisite filings under the HSR Act, AT&T and McCaw each received an extensive request from the Antitrust Division for additional information and documents with respect to the Merger and the telecommunications industry. Accordingly, the waiting period under the HSR Act has been extended and will not expire until the twentieth calendar day after AT&T and McCaw have each substantially complied with such request for additional information and documents. Each of the companies, of AT&T and McCaw, is responding to the request. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the closing of the Merger, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause AT&T to divest itself, in whole or in part, of McCaw or of other business conducted by AT&T.

     In December, 1993, BellSouth Corporation ("BellSouth") filed a motion in U.S. District Court for a declaratory ruling that the Merger would violate the antitrust consent decree entered into by AT&T on August 24, 1982 (the "Decree") and cannot be consummated without a modification of the Decree. AT&T has filed an opposition to the BellSouth motion and has requested expedited determination of the issues raised by BellSouth's motion, or, in the alternative, for an expedited waiver of any relevant Decree provisions. The Antitrust Division has filed responses supporting BellSouth's interpretation of the Decree and opposing on the then existing record AT&T's request for a waiver.

     AT&T is not required to consummate the Merger if any court or governmental or regulatory authority of competent jurisdiction enjoins the Merger or imposes any condition or restriction on its consummation unacceptable to AT&T in its reasonable judgment.




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Form 8-K                        American Telephone and Telegraph Company
March 23, 1994

     Federal Communications Commission ("FCC"). In August, 1993, AT&T and Craig O. McCaw filed various applications seeking consent of the FCC to the proposed transfer of control of McCaw to AT&T, which consent is required prior to consummation of the Merger. Several parties, including competitors of McCaw and/or AT&T, have filed petitions with the FCC opposing the request for FCC consent or seeking to impose conditions on the Merger. The applications for consent are now pending before the FCC.

     State Governmental Authorities. Pursuant to requirements of various statutes, AT&T and McCaw filed applications with nine state regulatory commissions seeking approval and/or a statement of nonopposition to the Merger. Such applications were granted in all states except California.
In California, AT&T and McCaw have reached settlement with certain opposing parties, but other parties have filed objections opposing approval of the California settlement. The matter is now pending before the California Commission.

     There can be no assurance that the court or regulatory actions requested by AT&T will be granted or granted without unacceptable conditions, or that other challenges to the Merger will not be made on antitrust grounds.

                               *   *   *   *   *

     Three bills have been introduced into Congress that concern the telecommunications industry, two in the House of Representatives and one in the Senate. One of the House bills, H.R. 3626, establishes the FCC and U.S. Department of Justice tests the Regional Bell Operating Companies ("RBOCs") must meet before they can provide long distance service. These tests vary with the segment of the long distance market the RBOC seeks to enter. This bill also outlines the conditions for RBOC entry into manufacturing of telecommunications equipment.

     The second House bill, H.R. 3636, would require local telephone companies ("LECs") to provide interconnection equal access to their exchanges. In exchange, the LECs will be permitted to provide cable television services.

     The Senate bill, S. 1822, combines many of the features of the House bills. It includes a test which the RBOCs must meet before they would be permitted to provide long distance service. This test requires that there "be no substantial possibility the RBOC could use its monopoly power to impede competition" in the market it seeks to enter. In areas where the RBOC provides local service, they must also prove that they face "actual and demonstrable competition" before they could offer long distance service. S. 1822 would also permit the RBOCs into manufacturing immediately, but such activities would be subject to extensive post-entry safeguards. Finally, like H.R. 3636, S. 1822 would permit the LECs to enter the cable television market, but only in exchange for allowing competitors into their local service market.







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Form 8-K                           American Telephone and Telegraph Company
March 23, 1994

Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          Exhibit
          Number
          -------

            12      Computation of Ratio of Earnings to Fixed Charges.
















































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Form 8-K                           American Telephone and Telegraph Company
March 23, 1994






                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.











                                   American Telephone and Telegraph Company







                               By  S. L. Prendergast
                                   Vice President and Treasurer






March 23, 1994

















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Form 8-K                           American Telephone and Telegraph Company
March 23, 1994



                                 Exhibit Index


Exhibit Number
- --------------

    12         Computation of Ratio of Earnings to Fixed Charges.